EXHIBIT 10.10

September 25, 2012

Douglas Raucy

16404 Brieva DE Avila

Tampa, FL 33613-1064

Dear Doug,

It is with great pleasure that we extend to you this offer to join the team as an employee of Kingsway America Inc. (the “Company”).

The following is a summary of the terms of the offer, which is contingent upon satisfactory completion of several pre-employment requirements listed below. It is our understanding that you are not subject to any non-competition contract or any other agreement that would otherwise restrict your employment opportunities. Should this not be the case, please let us know immediately.

•	Your position will be President and Chief Executive Officer of Maison Holdings LLC, Maison Insurance Company and Maison Managers LLC beginning on Monday, October 1, 2012.

•	Your base pay will be $10,769.23 bi-weekly ($280,000 annualized). Your salary will be reviewed annually and increased appropriately to reflect your contributions to the Company.

•	You will be eligible for a signing bonus of $20,000, payable on the payroll following your one month anniversary.

•	You will be eligible for a bonus payment of $50,000, contingent upon successful completion of agreed upon objectives, including the successful launch of Maison Insurance Company. If attained, this bonus payment will be paid on the payroll following the completion of these objectives, as determined by Company’s management.

•	You will be eligible to participate in other bonus and/or stock option incentive programs of the Company, if any, based on the terms of that program.

•	You will be included in all benefit programs available to full time employees of Kingsway America Inc.

•	The Company is committed to providing its employees with a safe and drug-free environment and therefore, all employment offers are contingent upon successful completion of a pre-employment drug screen. Failure to schedule and complete may result in the possible rescission of your employment offer.

•	Your employment is also contingent upon the successful completion of a background check which does not reveal any item in your past that (in the sole opinion of the Company) would prevent you from being successful at your job.

•	While it is our sincere hope that our working relationship will be a long and fulfilling one, we remind you that Kingsway America Inc. is an At Will employer. As such, the Company does not offer employment on a fixed-term basis. Your employment will be “At Will”, meaning that you will not have a contract for a specific duration. Either you or the Company can terminate the employment relationship at any time for any nondiscriminatory reason, with or without cause.

EXHIBIT 10.10

By signing this offer letter, you agree and acknowledge that (i) you have not relied, and are not relying, on any oral or written statements, promises or representations made by any employee, agent, or representative of the Company that are not expressly set forth in this letter, and (ii) you are not bound by any agreement or obligation (including any confidentiality, non-competition or non-solicitation covenants or agreements) that would restrict you from performing the functions of your position to the best of your ability.

We are delighted that you have entertained this opportunity and will be very pleased to have you join the Company and participate in its anticipated success. Please acknowledge your understanding of the foregoing by signing and dating below and returning this letter to Leeann Repta by Monday, October 1, 2012. Please do not hesitate to contact her directly at 847-700-8059 with any questions.

Sincerely,

KINGSWAY AMERICA INC.

By:	/s/ Larry G. Swets, Jr.
Larry G. Swets, Jr.

By:	/s/ Leeann Repta
Leeann Repta

I have carefully read and understand and acknowledge all the terms of this letter and accept employment with the Company on those terms. I understand that this is an employment-at-will relationship. I understand that this letter is the sole component of this offer of employment.

/s/ Douglas Raucy
Douglas Raucy

Dated: 9/27/2012